AMENDED WARRANT AGREEMENT

     AMENDED WARRANT AGREEMENT dated as of April I5, 1999 between ENVIRONMETRICS, INC., a Delaware corporation (the "Company"), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent (the "Warrant Agent") (the "Amended Warrant Agreement.").

     WHEREAS, the Company proposes to extend the expiration date of its outstanding Redeemable Common Stock Purchase Warrants ("Warrants"), which are currently exercisable at $6.00 per whole share, until April 30, 2001 in order to permit the Company to retain the ability to obtain additional capital without incurring the expense and experiencing the delays inherent in either a secondary public offering or a private placement of securities;

     WHEREAS, in connection with the expiration of the date of the Company's outstanding Warrants, the Company hereby enters into this Amended Warrant Agreement in order to amend that certain Warrant Agreement dated as of April, 1994 between Envirometrics, Inc. and Continental Stock Transfer & Trust Company, and American Stock Transfer & Trust Company (the "Warrant Agreement").

     NOW, THEREFORE, in consideration of the forgoing and for the purposes of defining the terms and provisions of the Warrants and the respective rights and obligations thereunder of the Company and the registered owners of the Warrants (the "Holders"), the Company and the Warrant Agent hereby agree as follows:

     1. Definitions. All terms not expressly defined herein shall the have the same meaning as set forth in the Warrant Agreement.

     2. Amendment to Section 6 of the Warrant .Agreement. Section 6 of the Warrant Agreement is hereby amended to read as follows:

     Exercise of Warrants. Subject to the provisions of this Agreement, each registered holder of Warrants shall have the right, which may be exercised through April 30, 2001 commencing from the Separation Date and ending at the close of business on April 30, 2001, to purchase froth the Company (and the Company shall issue and sell to such registered holder of Warrants) the number of fully paid and non-assessable Common Shares specified in such Warrants, upon surrender to the Company at the office of the Warrant Agent of such Warrants, with the form of election to purchase duly filled in and signed, and upon payment to the order of the Company of the Warrant Price, determined in accordance with Sections 10 and 11 herein, for the number of shares in respect of which such Warrants are then exercised. Payment of such Warrant Price shall be made in cash or by certified check or bank draft or postal or express money order payable, in United States dollars, to the order of the Company. No adjustment shall be made for any dividends on any Common Shares issuable upon exercise of a

    Warrant. Subject to Section 7, upon such surrender of Warrants, and payment of the Warrant Price as aforesaid, the Company shall issue and cause to be delivered with all reasonable dispatch to or upon the written order of the registered holder of such Warrants and in such name or names as such registered holder may designate, a certificate or certificates for the largest number of whole Common Shares so purchased upon the exercise of such Warrants. The Company shall not be required to issue any fraction of a share of Common Stock or make any cash or other adjustment except as provided in Section 12 herein, in respect of any fraction of a Common Share otherwise issuable upon such surrender. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such shares as of the date of the surrender of such Warrants and payment of the Warrant Price as aforesaid provided, however, that if, at the date of surrender of such Warrants and payment of such Warrant Price, the transfer books for the Common Shares or other class of stock purchasable upon the exercise of such Warrants shall be closed, the certificates for the shares in respect of which such Warrants are then exercised shall be issuable as of the date on which such books shall be opened and until such date the Company shall be under no duty to deliver any certificate for such shares; provided, further, however, that the transfer books aforesaid, unless otherwise required by law or by applicable role of any national securities exchange, shall not be closed at any one time for a period longer than 20 days. The rights of purchase represented by the Warrants shall be exercisable, at the election of the registered holders thereof, either as an entirety or from time to time for part only of the shares specified therein and, in the event that any Warrant is exercised in respect of less than all of the shares specified therein at any time prior to the date of expiration of the Warrant, a new Warrant or Warrants will be issued to such registered holder for the remaining number of shares specified in the Warrant so surrendered, and the Warrant Agent is hereby irrevocably authorized to countersign and to deliver the required new Warrants pursuant to the provisions of this Section during the Warrant exercise period, and the Company, whenever requested by the Warrant exercise period, and the Company, whenever requested by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

     2. Amendment to Section 19 of the Warrant Agreement. Section 19 of the Warrant Agreement is hereby amended to read as follows:

     "Section 19. Notice. Any notice pursuant to this Agreement to be given or made by the Warrant Agent or by the registered holder of any Warrant to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing by the company with the Warrant Agent) as follows"

                             ENVIROMETRICS, INC.
                             9229 University Boulevard
                             Charleston, South Carolina 29406
                             Attn: Walter H. "Skip" Elliott, III, President

                             With a copy to:

                             NIXON, HARGRAVE, DEVANS & DOYLE LLP
                             437 Madison Avenue
                             New York, New York 10022
                             Attn: Peter W. Rothberg, Esq.

     Any notice pursuant to this Agreement to be given or made by the Company or by the registered holder of any Warrant to or on the Warrant Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company) as follows:

                              CONTINENTAL STOCK TRANSFER
                               & TRUST COMPANY
                              2 Broadway
                              New York, New York 10004"

     4. Provisions Not Amended. All terms of the Warrant Agreement not otherwise amended by this Amended Warrant Agreement shall continue to remain in full force and effect.

     5. Successors. All the covenants and provisions of this Amended Warrant Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

     6. Applicable Law. This Amended Warrant Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any principles of conflicts of law.

     7. Benefits of this Amended Warrant Agreement. Nothing in this Amended Warrant Agreement shall be construed to give any person or corporation other than the Company, the Warrant Agent and the Holders any legal or equitable right, remedy or claim under this Amended Warrant Agreement; this Amended Warrant Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the Holders of the Warrants.

    8. Counterparts. This Amended Warrant Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     9. Captions. The captions of the sections and subsections of this Amended Warrant Agreement have been inserted for convenience only and shall have no substantive effect.

                                ENVIROMETRICS, INC.

                                By:
                                Name: Walter H. "Skip" Elliott, II1
                                Title: President
]
                                CONTINENTAL STOCK TRANSFER & TRUST COMPANY

                                By:
                                Name:
                                Title: